Exhibit 99.1

Regional Health Properties, Inc. Announces Receipt of Notice of Noncompliance from NYSE American

ATLANTA, GA, July 6, 2023 — Regional Health Properties, Inc. (the “Company,” “we,” “us” or “our”) (NYSE American: RHE) (NYSE American: RHE-PA), a self-managed healthcare real estate investment company that invests primarily in real estate purposed for senior living and long-term care, announced today that the Company received a notice from the NYSE American LLC (the “Exchange”) on June 29, 2023 that the Company was not in compliance with the continued listing standard set forth in Section 1003(a)(i) of the NYSE American Company Guide (the “Company Guide”). Specifically, this section requires that a listed company have shareholders’ equity of $2.0 million or more if it has reported losses from continuing operations and/or net losses in two of its three most recent fiscal years. The Company reported shareholders’ equity of approximately $1.8 million as of March 31, 2023, and has had losses from continuing operations and/or net losses in two of its three most recent fiscal years ended December 31, 2022.

The Company previously announced that it had received a notice from the Exchange on May 10, 2023 (the “Initial Exchange Notice ”) that the Company was not in compliance with the continued listing standard set forth in Section 1003(a)(ii) of the Company Guide, which requires that a listed company have shareholders’ equity of $4.0 million or more if it has reported losses from continuing operations and/or net losses in three of its four most recent fiscal years. As a result of the Initial Exchange Notice, the Company became subject to the procedures and requirements of Section 1009 of the Company Guide and submitted a plan to the Exchange addressing how the Company intends to regain compliance with the required shareholders’ equity continued listing standard by November 10, 2024.

If the plan the Company submitted is not accepted by the Exchange, the Company will be subject to delisting proceedings as specified in the Company Guide. In addition, if the plan is accepted by the Exchange, but the Company is not in compliance with the continued listing standards, including all shareholders’ equity standards, by November 10, 2024, or if the Company does not make progress consistent with the plan, the Company will be subject to delisting proceedings. The Company will have the right to appeal any delisting determination made by the Exchange staff. If the plan is accepted, the Company will also be subject to periodic Exchange reviews, including quarterly monitoring for compliance with the plan.

The Common Stock and Series A Redeemable Preferred Shares will continue to trade under the symbols “RHE” and “RHE-PA,” respectively, but will each have an added designation of “.BC ” to indicate that the Company is not in compliance with the Exchange’s continued listing standards.

About Regional Health Properties

Regional Health Properties, Inc., a Georgia corporation, is a self-managed healthcare real estate investment company that invests primarily in real estate purposed for senior living and long-term care. For more information, visit www.regionalhealthproperties.com.

Company Contact

Brent Morrison, CFA
Chief Executive Officer & President
Regional Health Properties, Inc.
Tel (678) 368-4402
Brent.morrison@regionalhealthproperties.com